Exhibit 99.1

NuStar GP Holdings, LLC Reports Third Quarter 2010 Earnings and

Announces Third Consecutive Quarterly Distribution Increase

Quarterly Distribution Increased 10.3% over Third Quarter 2009

SAN ANTONIO, October 25, 2010 – NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the third quarter was $20.7 million, or $0.49 per unit, compared to $18.9 million, or $0.44 per unit, for the third quarter of 2009. Third quarter net income was $17.8 million, or $0.42 per unit, compared to $17.7 million, or $0.42 per unit, for the third quarter of 2009.

With respect to the quarterly distribution to unitholders for the third quarter of 2010, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.48 per unit, which would equate to $1.92 per unit on an annual basis. This quarterly distribution represents an increase of $0.045 per unit, or 10.3 percent, over the $0.435 distribution for the third quarter of 2009 and an increase of $0.02 per unit, or 4.3 percent, over the $0.46 distribution for the second quarter of 2010. The third quarter 2010 distribution will be paid on November 10, 2010, to holders of record as of November 1, 2010.

“For a third consecutive quarter, I am pleased to report an increase in the distribution to our unitholders, which was driven by strong third quarter 2010 and nine months ended September 30, 2010 results of NuStar Energy L.P.,” said Curt Anastasio, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.

A conference call with management is scheduled for 3:00 p.m. ET (2:00 p.m. CT) today, October 25, 2010, to discuss the financial results for the third quarter of 2010. Investors interested in listening to the presentation may call 800/622-7620, passcode 12873811. International callers may access the presentation by dialing 706/645-0327, passcode 12873811. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 12873811. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargpholdings.com.

-More-

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 15.7 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2009 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$18,332	$18,051	$51,443	$52,780

General and administrative expenses	(671)	(679)	(2,121)	(2,156)
Other income, net	15	22	8,035	19
Interest expense, net	(245)	(88)	(902)	(137)

Income before income tax benefit	17,431	17,306	56,455	50,506
Income tax benefit	346	420	701	603

Net income	$17,777	$17,726	$57,156	$51,109

Basic and diluted net income per unit	$0.42	$0.42	$1.35	$1.20

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$1,195	$1,148	$3,254	$3,333
General partner incentive distribution	8,568	7,055	24,736	20,913

General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	9,763	8,203	27,990	24,246
Limited partner interest in earnings of NuStar Energy L.P.	9,290	10,569	25,616	30,697
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(2,163)	(2,163)

Equity in earnings of NuStar Energy L.P.	$18,332	$18,051	$51,443	$52,780

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,592	$1,327	$4,635	$3,963
General partner incentive distribution	8,568	7,055	24,736	20,913
Limited partner interest - common units	11,114	10,895	32,886	32,552

Total distributions from NuStar Energy L.P.	21,274	19,277	62,257	57,428
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(671)	(679)	(2,121)	(2,156)
Income tax benefit	346	420	701	603
Interest expense, net	(245)	(88)	(902)	(137)

Distributable cash flow	$20,704	$18,930	$59,935	$55,738

Weighted average number of common units outstanding	42,514,494	42,504,238	42,514,494	42,503,937

Distributable cash flow per unit	$0.49	$0.44	$1.41	$1.31

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.480	$0.435	$1.390	$1.295

Total distribution	$20,407	$18,489	$59,095	$55,043

NuStar GP Holdings, LLC

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net Income	$17,777	$17,726	$57,156	$51,109
Less equity in earnings of NuStar Energy L.P.	(18,332)	(18,051)	(51,443)	(52,780)
Plus cash distributions from NuStar Energy L.P.	21,274	19,277	62,257	57,428
Other income, net	(15)	(22)	(8,035)	(19)

Distributable cash flow	20,704	18,930	59,935	55,738
Less cash distributions from NuStar Energy L.P.	(21,274)	(19,277)	(62,257)	(57,428)
Plus distributions of equity in earnings of NuStar Energy L.P.	18,332	18,051	51,443	52,780
Net effect of changes in operating accounts	10,782	(3,834)	8,831	4,606

Net cash provided by operating activities	$28,544	$13,870	$57,952	$55,696